Exhibit 5.1

October 12, 2007

UAP Holding Corp.

7251 W. 4th Street

Greeley, Colorado 80634

Re:	UAP Holding Corp.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to UAP Holding Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the offering and sale from time to time of (i) up to 5,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share to be issued under the UAP Holding Corp. 2007 Long-Term Incentive Plan (the “Plan”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.  As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.  We have also assumed that all of the Shares will be issued for not less than par value.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that (1) when the Board of Directors of the Company has taken all necessary corporate action to authorize and approve the issuance of the Shares and (2) when the Shares are issued and delivered in conformity and pursuant to the Plan and in the manner contemplated by the Registration Statement, upon payment in full of the consideration payable with respect to the Shares as determined by the Board of Directors of the Company or a duly authorized committee thereof, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.

We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. As used herein, the term “General Corporation Law” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B.

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP
AKIN GUMP STRAUSS HAUER & FELD LLP